Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-222073) of Casa Systems, Inc. of our report dated February 27, 2020, except for the presentation of disaggregated revenue discussed in Note 15, as to which the date is February 25, 2021, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 25, 2021